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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A

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Exchange Act of 1934

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Darden Restaurants, Inc.
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FOR IMMEDIATE RELEASE

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011
Contacts:
(Analysts) Matthew Stroud	(407) 245-5288
(Media) Bob McAdam	(407) 245-5366

DARDEN CONFIRMS RECEIPT OF CERTIFICATION REGARDING SOLICITATION TO CALL SPECIAL MEETING OF SHAREHOLDERS

Darden Shareholders Not Required to Take Action at this Time

ORLANDO, Fla., May 6, 2014 /PRNewswire/ – Darden Restaurants, Inc. (NYSE: DRI) announced today that IVS Associates, Inc., an independent inspector, has completed its review and certified the written consents delivered by Starboard Value LP and its affiliates ("Starboard") in connection with Starboard's request for a Special Meeting of Darden shareholders. At the Special Meeting, Starboard has indicated it intends to submit to shareholders a non-binding proposal urging the Board not to approve any agreement or proposed transaction involving a separation or spin-off of the Company's Red Lobster business prior to the 2014 Annual Meeting unless such agreement or transaction would require shareholder approval.

Darden will announce additional details regarding the Special Meeting as appropriate. Darden shareholders are not required to take any action at this time.

The Company stated:

Over the past months, members of Darden's Board and management team have been engaging in extensive discussion with shareholders and the investment community. In the course of these conversations, shareholders have told us that while they may support the calling of a Special Meeting, they have not decided on how they will vote at the meeting itself. These ongoing conversations are providing us with important insights regarding our shareholders' views about the Company and our strategic direction, and are enabling us to respond to questions in a nuanced manner.

Given the value of this direct engagement, Darden expects to continue these conversations with shareholders. We continue to believe that the plans we have announced, including pursuing parallel paths for the separation of Red Lobster through a sale or spin-off of the business, best position the Company for long-term value creation and are in the best interest of Darden shareholders.

About Darden
Darden Restaurants, Inc., (NYSE: DRI), the world's largest full-service restaurant company, owns and operates more than 2,100 restaurants that generate over $8.5 billion in annual sales. Headquartered in Orlando, Fla., and employing more than 200,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE "100 Best Companies to Work For" list for the fourth year in a row. Our restaurant brands -- Red Lobster, Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V's and Yard House -- reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.